Exhibit T3A.7(b)

State of Delaware Secretary of State Division of Corporations Delivered 04:25 PM 06/12/2018 FILED 04:25 PM 06/12/2018 SR 20185108368 - File Number 6660521

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

MINECO HOLDINGS, INC.

MineCo Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is MineCo Holdings, Inc.

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 13, 2017.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows (the “Amendment”):

Article I of the Corporation’s Certificate of Incorporation is hereby amended and restated to read as follows:

“The name of the corporation (hereinafter, the “Corporation”) is Core Scientific, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of June 12, 2018.

MINECO HOLDINGS, INC.
By:
Name: Bryce Johnson
Position: CEO